UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:	September 20, 2010
(Date of earliest event reported)	(September 14, 2010)

Multimedia Games, Inc.
(Exact name of Registrant as Specified in its Charter)

000-28318
(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Road South, Bldg. B, Suite 400, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Virginia E. Shanks.

On September 14, 2010, Virginia E. Shanks announced that she will resign as Chief Marking Officer of Multimedia Games, Inc. (the “Company”), effective as of October 1, 2010.

(c)	Appointment of Patrick J. Ramsey as President and Chief Executive Officer.

On September 14, 2010, the Board of Directors appointed Patrick J. Ramsey, age 36, who has served as the Interim President and Chief Executive Officer since March 2010 and Chief Operating Officer of the Company since September 2008, to serve as the Company’s President and Chief Executive Officer until his successor is chosen and qualified or until his death, resignation, retirement, disqualification or removal.  On September 14, 2010, the Board of Directors, in consultation with the Compensation Committee, approved the terms of an employment agreement with Mr. Ramsey (the “Employment Agreement”) and on September 19, 2010, the Company and Mr. Ramsey entered into the Employment Agreement.  Pursuant to the Employment Agreement, Mr. Ramsey will continue to receive, during the term of his employment, a salary of $375,000 annualized (“Base Salary”) in addition to an initial bonus of $67,500 upon signing the Employment Agreement.  If there is a change of control of the Company, Mr. Ramsey may, in certain circumstances, receive two years of Base Salary and two years of a target bonus payment. The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by this reference.  Mr. Ramsey has also agreed to forfeit and return both the $67,500 payment and his final payment under the Retention Bonus Plan, the terms of which were previously disclosed in the Company’s Form 8-K as filed with the Securities and Exchange Commission on March 15, 2010, in the event he voluntarily resigns other than for good reason or is terminated for cause, as specifically provided in the Employment Agreement, prior to September 19, 2011.  Additional background information about Mr. Ramsey may be found in the Company’s proxy statement for the 2010 annual meeting as filed with the Securities and Exchange Commission on January 28, 2010. That information is incorporated by reference into this report.

Pursuant to the terms of the Employment Agreement, the Company granted Mr. Ramsey an option to purchase 700,000 shares of the Company’s common stock (the “Common Stock”), effective as of September 19, 2010, with an exercise price of $3.85, which was the fair market value of the Common Stock on the date of the grant.  The option is immediately exercisable and one-fourth (1/4) of the option vests on September 19, 2011, with the remaining portion of the option vesting one-sixteenth (1/16) quarterly until fully vested.  Pursuant to Mr. Ramsey’s Employment Agreement and Notice of Grant of Stock Option, the option will accelerate and vest in full (i) in the event of a change of control of the Company if the successor corporation does not assume or continue the option, or (ii) if within one year of a change of control, Mr. Ramsey is terminated without cause or resigns for good reason. Unless earlier terminated pursuant to its terms, the option will expire on September 19, 2017.

(d)	Appointment of Patrick J. Ramsey to the Company’s Board of Directors.

On September 14, 2010, the Board of Directors of the Company amended Section 3.01 the Company’s Bylaws in order to increase the number of directors that serve on the Board of Directors from seven to eight members and appointed Mr. Ramsey to serve as a director of the Company, to hold office until the next annual meeting of the shareholders of the Company and until his successor is duly elected or appointed and qualified, or until his earlier resignation or removal.  The Board of Directors of the Company also determined to include a provision in Section 3.01 of the Company’s Bylaws that would permit the Chairman of the Board to cast the deciding vote in the event of a tie vote on any matter.  The foregoing description of the amendment to the Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete copy of the Fourth Amended and Restated Bylaws of the Company attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01	Other Events.

On September 20, 2010, the Company issued a press release announcing the appointment of Mr. Ramsey as a member of the Company’s Board of Directors and as President and Chief Executive Officer, an approximately twenty-five percent reduction of the Company’s outstanding borrowings, and the conclusion of the strategic review process.  A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibit listed below is being furnished with this Form 8-K.

Exhibit No.	Description
3.1	Fourth Amended and Restated Bylaws of Multimedia Games, Inc.
10.1	Executive Employment Agreement with Patrick J. Ramsey, dated September 19, 2010
99.1	Press Release, dated September 20, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: September 20, 2010	By:	/s/ Uri L. Clinton
Uri L. Clinton Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Fourth Amended and Restated Bylaws of Multimedia Games, Inc.
10.1	Executive Employment Agreement with Patrick J. Ramsey, dated September 19, 2010
99.1	Press Release, dated September 20, 2010